Exhibit 99.2

LogMeIn Names Bill Wagner as COO

BOSTON, April 25, 2013 – LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of essential cloud and mobile services , today named William “Bill” R. Wagner as the company’s chief operating officer (COO).

A cloud and technology industry veteran, Wagner was most recently COO at Vocus, the cloud-marketing software company, where he led the sales, marketing and services organizations. Prior to that he held several executive marketing and sales roles, including chief marketing officer (CMO) at Vocus, CMO at Fiberlink, a leading enterprise mobile device management (MDM) company, as well as various sales and marketing leadership positions at AT&T.

“We believe Bill’s proven leadership and executive experience will play a key role as we scale our business and enter an exciting new phase of growth for LogMeIn,” said Michael Simon, CEO of LogMeIn. “He provides a natural complement to the strengths of our existing leadership team and brings experience we believe will be highly advantageous as we look to take on some of the most transformative market opportunities in all of technology.”

“With a growing user base of millions, widely beloved products, and an energetic team, LogMeIn has created an amazing foundation upon which to base its next phase of growth. It’s an exciting time to be joining the company,” said Bill Wagner, chief operating officer of LogMeIn. “I believe this new role presents a great and rare opportunity to help a high-growth business firmly establish itself as one of the world’s premier technology companies.”

About LogMeIn, Inc.

LogMeIn (NASDAQ:LOGM) provides the essential cloud-based collaboration, IT management, and customer service offerings required to empower, manage, secure and support the new mobile workplace. Our solutions are used by tens of millions of professionals to work from virtually anywhere on virtually any Internet-enabled device. Hundreds of thousands of small and medium businesses use our solutions to manage distributed work environments, embrace employee-owned technology in the workplace and facilitate collaboration across distributed teams. Thousands of the world’s premier service providers, including more than 50 of the world’s largest telecom companies, use our solutions to service and support businesses and individual professionals across mobile, social and online channels. The company’s worldwide headquarters is in Boston, Massachusetts, USA with offices in Australia, Hungary, India, Ireland, the Netherlands, and the UK.

LogMeIn is a registered trademark of LogMeIn in the U.S. and other countries.

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Media contact:

Craig VerColen

LogMeIn, Inc.

781-897-0696

Press@LogMeIn.com